July 2009 Pricing Sheet dated July 24, 2009 relating to Preliminary Terms No. 134 dated June 24, 2009 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities

90% Capital Protected Commodity-Linked Notes due July 31, 2013
Based on the Value of the Dow Jones–UBS Commodity IndexSM
PRICING TERMS – JULY 24, 2009
Issuer:	Morgan Stanley
Aggregate principal amount:	$8,034,000
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Pricing date:	July 24, 2009
Original issue date:	July 31, 2009 (5 business days after the pricing date)
Maturity date:	July 31, 2013
Principal protection:	90% at maturity
Interest:	None
Underlying commodity index:	Dow Jones–UBS Commodity IndexSM
Payment at maturity:	▪ If the final index value is greater than the initial index value: $1,000 + supplemental redemption amount
Under no circumstances will the payment at maturity exceed the maximum payment amount.
▪ If the final index value is less than or equal to the initial index value: $1,000 x (final index value / initial index value)

This amount will be less than the stated principal amount of $1,000 unless the final index value equals the initial index value. However, under no circumstances will the payment at maturity be less than the minimum payment amount of $900 per note.

Supplemental redemption amount:	$1,000 x participation rate x commodity percent change; provided that the supplemental redemption amount will not be less than zero and will not be more than $700.
Participation rate:	100%
Maximum payment amount:	$1,700 per note (170% of the stated principal amount).
Minimum payment amount:	$900 per note (90% of the stated principal amount)
Commodity percent change:	(final index value – initial index value) / initial index value
Initial index value:	123.316, which is the official settlement price of the underlying commodity index on the pricing date
Final index value:	The official settlement price of the underlying commodity index on the determination date
Determination date:	July 24, 2013, subject to postponement for certain market disruption events.
CUSIP:	617482FZ2
ISIN:	US617482FZ28
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	2.5%	97.5%
Total	$8,034,000	$200,850	$7,833,150
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $990.00 per note.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for partially capital protected commodity-linked notes.

“Dow Jones,” “UBS”, “Dow Jones–UBS Commodity IndexSM”, “DJ-UBSSM” and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. and UBS AG, and have been licensed for use for certain purposes by Morgan Stanley. The notes based on the Dow Jones-UBS Commodity Index, are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates, and none of Dow Jones, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates makes any representation regarding the advisability of investing in the notes.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 134 dated June 24, 2009
Prospectus Supplement for Partially Capital Protected Commodity-Linked Notes dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.